Exhibit 6.12

STATE OF NORTH CAROLINA COUNTY OF PITT	LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered this 22ND day of September, 2022, by and between GRAND VENTURES, LLC, a North Carolina limited liability company (the “Lessor”); and MODERN MINING TECHNOLOGY CORP., a Delaware corporation authorized to transact business in the State of North Carolina (the “Lessee”).

W I T N E S S E T H:

1. PREMISES LEASED. Lessor hereby leases to Lessee a building containing ten thousand (10,000) square feet (the “Premises”) and associated improvements and non-exclusive parking rights on the parcel of land located at 2255 County Home Road, Greenville, Pitt County, North Carolina, and being more particularly located on the property described on Exhibit A attached hereto and incorporated herein by reference. Subject to the option contained in Section 39 below, Lessor specifically reserves the right to construct an addition to the building located in the grassy area located on the south side of the Premises.

2. TERM.

a. The term of this lease shall commence immediately following Lessor’s acquisition of the Premises (the “Commencement Date”), which the parties anticipate will occur on or before October 1, 2022 (the “Outside Delivery Date”). The Lease shall continue for a period for of three (3) Lease Years following the Commencement Date. As used herein, the term “Lease Year” shall mean a period of approximately one (1) year, with the first Lease Year beginning on the Commencement Date and expiring on the last day of the month containing the first anniversary of Commencement Date, with each subsequent Lease Year commencing upon the expiration of the prior Lease Year and continuing for a period of twelve (12) months thereafter.

b. In the event that Lessor does not acquire the Premises on or prior to the Outside Delivery Date, then Lessee shall have the option to terminate this Lease upon written notice to Lessor, and upon such written notice, this Lease shall be terminated, Lessee shall receive a full refund of any prepaid rents and security deposits, and neither party shall have any further rights or obligations hereunder.

3. RIGHT TO EXTEND TERM. Provided Lessee is not in default of its obligations under the terms of this Lease, Lessee shall have the option to extend the term of this lease for three (3) additional one (1) year terms by giving notice thereof to Lessor in writing at least one hundred twenty (120) days prior to the expiration of the current term of the lease. Annual rental shall increase upon each such extension by Lessee as provided in Section 4 below.

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4. RENT.

a. Base Rent. Subject to any specific provision of this Lease, Lessee shall pay to Lessor annual rent during the first three (3) Lease Years in the sum of ONE HUNDRED TWENTY THOUSAND AND 00/100 DOLLARS ($120,000.00) payable in monthly installments of TEN THOUSAND AND 00/100 DOLLARS ($10,000.00) each. The first month’s rent shall be paid upon the execution of this Lease. Thereafter, all such rental installments shall be due and payable in advance on the 1ST day of each calendar month for and during the Term of this Lease. Rental for any partial month shall be prorated on the basis of a thirty (30) day month.

b. Adjusted Base Rent. At the beginning of each renewal term, the rent shall be increased by an amount determined by multiplying the rent paid during the prior rent period by a fraction, the denominator of which shall be the Consumer Price Index (“CPI” as defined below) for the first month of the prior Lease Year and the numerator of which shall be the same CPI for the first month of the current Lease Year. Notwithstanding anything herein to the contrary, the adjusted rent amount determined hereunder shall never be less than the rent amount paid during the immediately preceding Lease Year. The term “CPI” means the Consumer Price Index - U.S. City Averages for All Urban Consumers - All Items (1982- 84=100), of the United States Bureau of Labor Statistics. If the Bureau of Labor Statistics revises the manner in which such CPI is determined, Lessor may adjust the revised index to produce results equivalent, as nearly as possible, to those which would have been obtained if the CPI had not been so revised. If the 1982-84 average shall no longer be used as an index of 100, such change shall constitute a revision. If the CPI shall become unavailable to the public because publication is discontinued, or otherwise, Lessor will substitute therefor, a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available then a comparable index published by a major bank or other financial institution.

c. The increased rent to be paid on account of the rent adjustment shall be paid in equal monthly installments in the same manner as provided for Base Rent.

d. All rental shall be paid to Lessor or its authorized agent at the address set out in the NOTICE paragraph below or at such other place as may be designated by Lessor from time to time. Delivery and payment of rent shall be deemed made only upon receipt of the applicable rent payment at the address of the Lessor set out in the NOTICE paragraph below; placing a rent payment in the mail shall not constitute delivery or payment of the rent.

e. Security Deposit. Lessee, contemporaneously with the execution of this Lease, will deposit with Lessor forthwith the sum of Thirty Thousand and 00/100 Dollars ($30,000.00) which shall be treated as a security deposit and shall be held by Lessor, without liability for interest as security for the faithful performance by Lessee of all of the terms, covenants, and conditions of this Lease by said Lessee to be kept and performed during the term hereof (the “Security Deposit”). It is expressly understood that the Security Deposit does not apply toward rent, except that if at any time during the term of this Lease any of the rent herein reserved shall be overdue and unpaid, or any other sum payable by Lessee to Lessor hereunder shall be overdue and unpaid then Lessor may, at the option of Lessor (but Lessor shall not be required to), appropriate and apply any portion of the Security Deposit to the payment of any such overdue rent or other sum.

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In the event of the failure to keep and perform any of the terms, covenants, and conditions of this Lease to be kept and performed by Lessee, then the Lessor at its option may, after terminating this Lease, appropriate and apply the Security Deposit or so much thereof as sustained or suffered by Lessor due to such breach on the part of Lessee. Should the entire Security Deposit, or any portion thereof, be appropriated and applied by Lessor for the payment of overdue rent or other sums due and payable to Lessor by Lessee hereunder, then Lessee shall, upon the written demand of Lessor forthwith remit to Lessor a sufficient amount in cash to restore the Security Deposit to the original sum deposited, and Lessee’s failure to do so within five (5) days after receipt of such demand shall constitute a breach of this Lease. Should Lessee comply with all of said terms, covenants, and conditions and promptly pay all of the rental herein provided for as it falls due, and all other sums payable by Lessee to Lessor hereunder, the Security Deposit shall be returned in full to Lessee at the end of the term of this Lease, or upon the earlier termination of this Lease.

Lessor shall deliver the Security Deposit deposited hereunder by Lessee to the purchaser of Lessor’s interest in the Premises in the event that such interest is sold, and thereupon Lessor shall be discharged from any further liability with respect to such deposit.

Lessor shall be entitled to intermingle the Security Deposit with its own funds. The Security Deposit shall not preclude the Lessor from recovering any additional rent or damage which may be due or sustained as a result of this Lease.

5. EXPENSE REIMBURSEMENT. As additional rental hereunder, Lessee also agrees to reimburse Lessor for all property taxes, property insurance premium costs and fire and extended coverage insurance premium costs for the Premises (the “Building Expenses”) actually incurred by Lessor. Within twenty (20) days of Lease signing, Lessee shall reimburse Lessor for 2022 property taxes for the months of October, November and December in the amount of $1,885.68, and property insurance for the twelve-month period commencing on the Commencement Date in the amount of $3,094.00. Thereafter, Lessee shall pay Lessor within twenty (20) days after receipt of an invoice therefor from Lessor accompanied by reasonable documentation of the actual Building Expenses for the Building.

6. USE AND OCCUPANCY.

a. Lessee shall use the Premises for office, manufacturing, warehouse, distribution and related purposes and for other uses permitted under applicable zoning ordinances and restrictive covenants. Lessee shall not use the Premises for personal habitation or any unlawful purpose. Notwithstanding the anything to the contrary herein, if applicable zoning ordinances or restrictive covenants no longer permit Lessee’s use of the Premises, Lessee has the option to terminate this Lease effective as of the date upon which such zoning ordinance or restrictive covenant takes effect.

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b. The Premises shall be open and accessible to Lessee twenty-four hours per day, seven days per week, including holidays. Lessee shall comply with all applicable statutes, ordinances, rules and regulations of federal, state and municipal governments applicable to Lessee’s use of the Premises.

7. ALTERATIONS AND IMPROVEMENTS. Lessee may alter, improve and change the Premises with the written consent of Lessor which Lessor will not unreasonably withhold; provided, however, that the locating and relocating of moveable partitions, telephone and electrical outlets, light fixtures, equipment, and trade fixtures shall not be deemed alterations, improvements or changes to the Premises. Notwithstanding anything to the contrary herein, Lessee shall be permitted to make non-structural alterations to the interior of the Premises which do not cost in excess of $5,000 (per calendar year) without any prior consent or approval of Lessee provided that (A) such alterations do not impact the structure of the Premises or the building systems; (B) such alterations are not visible from the exterior of the Premises, (C) such alterations do not require a building permit or local equivalent and (D) Lessee shall in any event provide Lessor with written notice of such alterations not less than five (5) business days prior to commencement of same.

8. MAINTENANCE AND REPAIRS; NET LEASE. Lessor represents and warrants that the roof and all mechanical systems in the Premises will be in good working order at the start of this Lease. Throughout the term of this Lease Agreement, Lessee shall be responsible for all repairs and maintenance to the Premises, including without limitation, all repairs and maintenance of all structural components, all walls, doors and windows, the roof, the heating, ventilation and air conditioning systems, all parking and landscaped areas, all mechanical systems, and the plumbing and electrical systems, and shall return the Premises to the Lessor at the expiration of the term of the Lease in as good a state of repair as when the Lessee’s occupancy started, reasonable wear and tear excepted. Lessee further shall be responsible for all snow and ice removal from the Premises. If Lessee fails to make any repairs promptly and adequately, Lessor may, but need not, make the repair. In the event Lessor makes the repairs, Lessee shall promptly pay the reasonable costs of the repair incurred by Lessor. Notwithstanding anything to the contrary herein, if in any calendar year the cost of maintenance and repairs for the roof and all mechanical systems in the Premises, in the aggregate, exceed $15,000 (the “Annual Repair Cap”), all subsequent repairs and maintenance shall be Lessor’s responsibility. In the event that costs to repair and maintain the roof and mechanical systems of the Premises exceed the Annual Repair Cap in a given calendar year, Lessee, at its option, may (a) notify Lessor of a repair, after which Lessor shall promptly (but in no event longer than ten (10) business days) initiate the requested repair, or (b) make such repair and seek reimbursement for reasonable expenses from Lessor within thirty (30) days of notice thereof.

9. COMPLIANCE WITH CODES. All repairs, alteration, additions, or improvements made by Lessee shall comply with applicable building codes.

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10. TRADE FIXTURE AND SURRENDER OF PREMISES. All trade fixtures, merchandise, supplies, and equipment owned by Lessee and installed in the Premises shall remain the property of Lessee and at the end of the term or any final extension thereof Lessee shall remove the same and peaceably yield up the Premises to Lessor in as good repair and condition as when delivered to it, excepting ordinary wear and tear, damage by fire, elements or casualty, or any damage not due to the negligence of Lessee; including, the obligation of Lessee to remove any improvement which it has made to the Premises during the lease term if so requested by Lessor. Lessee further agrees to repair any damage to the Premises caused by the removal of its property.

11. LESSEE’S SIGNS. Lessee may install its customary and usual signs on and adjacent to the Premises, subject to applicable zoning ordinances and restrictive covenants. All signs located on the Premises shall be in good taste so as not to detract from the general appearance of the Premises.

12. UTILITY SERVICE; WASTE REMOVAL.

a. Lessee shall pay all charges for utility services including heat, air conditioning, water, gas, electricity and data services used on the Premises by Lessee.

b. Lessee shall pay all charges for trash and waste removal from the Premises.

13. MECHANIC’S LIENS. Any mechanic’s lien filed against the Premises for work or materials furnished to either Lessor or Lessee shall be discharged by such respective party responsible therefore prior to the commencement of any legal action to perfect the same.

14. ACCESS BY LESSOR.

a. Lessor, at reasonable times and frequency and with at least forty- eight (48) hours’ prior written notice to Lessee (except for emergency situations when Lessor may have immediate access), shall have the right to enter the Premises to examine the same, to show them to prospective purchasers, mortgagees, or lessees and to make such repairs, alterations, improvements or additions required hereunder without the same constituting an eviction of Lessee in whole or in part. Rent shall not abate while any repairs, alterations, improvements or additions are being made provided that Lessor shall proceed expeditiously with the same and without unreasonable interference or interruption to Lessee’s use of the Premises.

b. If Lessee shall not have exercised its right to extend the term within the required time, Lessor may post a customary sign on the Premises advertising the property for lease or sale, but no sign shall be posted in any window or doorway of the store portion of the Premises.

15. PAYMENT OF PROPERTY TAXES.

a. During the term of this Lease and any renewals thereof and subject to Lessee’s obligation to reimburse Lessor as provided in Section 5 above, Lessor shall pay for all real estate ad valorem taxes and assessments levied against the land and the improvements on the Premises.

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b. Lessee shall pay promptly all personal property taxes lawfully levied against personal property of any kind upon or about the Premises.

16. PERSONAL INJURY AND PROPERTY DAMAGE INSURANCE.

a. Except to the extent caused by the gross negligence and willful misconduct of Lessor, Lessee shall indemnify Lessor and save it harmless from and against any and all claims, liability and expense for damages to any person or property in, on, or about the Premises arising out of the acts or neglect of Lessee. As additional rental, Lessee shall procure and keep in effect during the entire term hereof public liability and property damage insurance in which the limits of public liability shall be at least Two Million Dollars ($2,000,000.00) combined single limit coverage, and shall cause Lessor to be named as an insured party therein to the extent of its interest.

b. Lessor shall carry fire and extended coverage insurance on all of the buildings and improvements on the Premises in an amount equal to the replacement value thereof and such insurance coverage shall be adjusted as needed to reflect change in property values. Said insurance shall insure against such hazards as are included in a standard extended coverage endorsement. As additional rental, Lessee shall reimburse Lessor for the cost thereof as provided in Section 5 above.

c. Lessee shall cause Lessor to be named as an additional insured on all insurance policies it is required to carry under this Section 15 and shall provide Lessor with certificates of insurance or copies of all such policies within five (5) days of the Commencement Date which shall reflect that the policies shall not be canceled without thirty (30) days prior notice to Lessor.

d. Lessee shall pay for and maintain such insurance on its contents as Lessee so desires.

17. DAMAGE TO PREMISES.

a. In the event the Premises or any material portion thereof or any adjoining property shall be damaged by fire or other casualty during the term hereof so as to render the Premises untenantable, Lessor shall promptly restore the Premises to its previous condition, and rent shall equitably abate during any such period based upon the portion of the Premises which are untenantable during such period of repair. Notwithstanding anything to the contrary herein, (i) if a fire or other casualty occurs and Lessor estimates that damage to any casualty cannot be repaired within 180 days, then Lessee shall have the option to terminate this Lease effective as of the date of the casualty; and (ii) if a fire or other casualty occurs and (x) Lessor has failed to substantially restore the Premises within 180 days of the casualty (the “Restoration Period”), (y) the Restoration Period has not been delayed by Lessee delays or force majeure and (z) Lessee gives Lessor written notice of the termination within fifteen (15) business days after the end of the Restoration Period (as extended day for day by any Lessee delay or force majeure event), then Lessee shall have the option of terminating this Lease effective as of the date of the casualty; provided, however, that if Lessor is delayed by Lessee of force majeure, then Lessor must provide Lessee with notice of the delays within ten (10) days of the Lessee delay event or force majeure stating the reason for the delays and a good faith estimate of the length of the delays.

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b. Lessor and Lessee hereby release and discharge each other and any employee or representative of each from liability whatsoever hereafter arising from loss, damage, or injury caused by fire or other casualty for which insurance is required to be carried hereunder by the injured party at the time of such loss, damage, or injury to the extent of any recovery by the injured party under such insurance, provided such insurance permits a waiver of liability and subrogation rights.

18. EMINENT DOMAIN. If the whole or any material part of the Premises or any building in which the Premises are located, or more than fifty percent (50%) of any parking area which is a part of the Premises, shall be taken by or conveyed to any public authority under the power of eminent domain or by private purchase in lieu thereof, then and in that event:

a. Lessee shall be entitled to terminate this lease in its discretion;

b. Lessor and Lessee shall share in the proceeds arising from condemnation or the threat thereof in accordance with their respective interests in the Premises; and

c. Nothing contained herein shall be deemed or construed to prevent Lessor or Lessee from enforcing and prosecuting a claim for the value of their respective interests in a condemnation proceeding brought against either under a power of eminent domain. For the avoidance of doubt, Lessee shall not be prevented from making a claim against the condemning party (but not against Lessor) for any moving expenses, loss of profits, or taking of Lessee’s personal property (other than its leasehold estate) to which Lessor may be entitled; provided that any such award shall not reduce the amount of the award otherwise payable for the taking of the Premises.

19. BANKRUPTCY. In the event the Premises or any rights therein shall be levied on by execution or other process of law by a creditor of either party, or if either party shall be adjudged bankrupt or insolvent, or if any receiver shall be appointed for the business and property of either party, or if any assignment shall be made of either party’s property for the benefit of creditors, thereby diminishing any right or privilege granted by this lease to the other party, then the other party may terminate this lease forthwith.

20. FORCE MAJEURE. Neither party hereto shall be required to perform any term, condition, or covenant of this lease during such time performance, after the exercise of due diligence to perform, is delayed or prevented by acts of God, civil riots, organized labor disputes, or governmental restrictions.

21. WARRANTIES AND REPRESENTATION BY LESSOR. In addition to any other warranties and representations by Lessor contained herein, Lessor expressly warrants and represents to Lessee:

a. That Lessor has not covenanted or agreed with anyone to restrict the use of the Premises for Lessee’s purposes and Lessor knows of no covenants, agreements or restrictions affecting the Premises which would prohibit or restrict such use by Lessee; and

b. That Lessor owns the Premises or will own the Premises on the Commencement Date; and

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c. That to the best of Lessor’s knowledge and belief, the Premises is not identified on the current or proposed (i) National Priorities List under 40 C.R.F. § 300, (ii) Comprehensive Environmental Response Compensation and Liability Inventory System (“CERCLIS”) list, or (iii) any list arising from a state statute similar to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”). To the best of Lessor’s knowledge and belief, there are no present or past actions, activities, circumstances, conditions, events or incidents affecting the Premises that could form the basis for assertion of any claim against the Lessee under any federal, state or local law or regulation relating to protection of human health or the environment, including, without limitation, any release (as defined in CERCLA, or in any applicable state or local law or regulations) of chemicals, pollutants, contaminants, wastes or toxic substances, including, without limitation, the following: (i) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or in any applicable state or local law or regulation; (ii) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation; (iii) chemical substances or mixtures, as defined in the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., or in any applicable state or local law or regulation; (iv) pesticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 135 et seq., or in any applicable state or local law or regulation; or (v) crude oil or fractions thereof, gasoline or any other petroleum product or byproduct, polychlorinated biphenols, asbestos or urea formaldehyde; (collectively, “Hazardous Materials”). To the best of Lessor’s knowledge and belief, there are currently no underground storage tanks existing on the Premises, and no underground storage tanks have existed on the Premises which are or were used to store Hazardous Materials of any kind.

22. HAZARDOUS SUBSTANCES. Lessee shall not cause or permit any Hazardous Materials to be used, stored, generated, or disposed of on, in, or about the Premises. If any Hazardous Materials are used, stored, generated, or disposed of on, in, or about the Premises, except pursuant to Lessor’s prior written consent, or if any part of the Premises becomes contaminated in any manner for which Lessee is legally liable, then, except to the extent caused by the gross negligence and willful misconduct of Lessor, Lessee shall indemnify and hold Lessor harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities and/or losses (including without limitation, a decrease in the value of the Premises, damages caused by loss or restriction of rentable or usable space, damages caused by adverse impact on marketing of space, and any and all sums paid for settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) arising during or after the Lease term or any renewal thereof and arising in connection with such Hazardous Materials or contamination. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any clean- up, removal, or restoration mandated or conducted by or on behalf of any federal, state or local agency or political subdivision. Without limitation of the foregoing, if Lessee causes or permits the presence of any Hazardous Materials on the Premises and that results in contamination, then Lessee shall promptly, at its sole expense, take any and all necessary or appropriate actions to return the Premises to the condition existing prior to the presence of any such Hazardous Materials. Lessee shall first obtain Lessor’s written approval for any such remedial action.

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23. QUIET ENJOYMENT BY LESSEE. Lessor covenants that if Lessee performs all the terms, conditions and covenants of this lease to be performed by Lessee, Lessee shall peaceably and quietly hold and enjoy the Premises for Lessee’s purposes for the term hereof without hindrance or interruption.

24. ASSIGNMENT AND SUBLEASING BY LESSEE. Lessee shall not allow or permit any transfer or conveyance of this Lease or any interest under it or any lien upon Lessee’s interest by operation of law, or assign or convey this Lease or any interest under it, or sublet the Premises or any part thereof, without the prior written consent of Lessor which will not be unreasonably withheld. Notwithstanding the foregoing, (a) Lessee may assign this Lease or sublease part or all of the Premises without Lessor’s consent (but with notice to Lessor) to: (i) any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with, Lessee; or (ii) any corporation, limited liability company, limited partnership or other business entity resulting from the merger or consolidation with Lessee or to any entity that acquires all of Lessee’s equity or assets as a going concern of the business that is being conducted on the Premises; provided, however, in either case, (x) the assignor remains liable under the Lease and the assignee or sublessee is a bona fide entity and assumes the obligations of Lessee in writing, (y) Lessor receives notice of the assignment, or subletting, and a copy of the assignment and assumption agreement, or sublease, within ten (10) days after the effective date thereof; and (z) in the case of an assignment, the tangible net worth of the assignor and assignee, in the aggregate, following such assignment, shall exceed the tangible net worth of the Lessee immediately prior to such transfer; and (b) without Lessor’s consent, Lessee may effectuate a public offering of Lessee’s stock on any stock exchange in the United States or Canada, including, without limitation, the New York Stock Exchange or the Toronto Stock Exchange, or on the over- the-counter market.

25. REMEDIES. All rights and remedies of Lessor herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law.

a. Lessee shall pay a late fee equal to five percent (5%) of each monthly installment of rent required in Section 4 herein, which is not received by the Lessor within ten (10) days from the date that the same is due. The assessment, and or acceptance of a late fee by the Lessor shall not be deemed a waiver by Lessor of any other remedies available to Lessor under the terms of this Lease Agreement or the applicable laws of the State of North Carolina.

b. In the event Lessee fails to make any other payment on the date it is due to Lessor as provided for under this Lease Agreement, Lessee shall pay interest at a variable per annum rate equal to the “prime rate” (or its substantial equivalent) as announced by Wells Fargo Bank, N.A. (or its successor) as adjusted monthly, plus four percent (4%) per annum on the overdue payment from the date the payment is due until final payment is made.

c. In the event (a) the leasehold created hereby shall be taken in execution or by other process of law, (b) Lessee shall (i) file a petition in bankruptcy or have such a petition filed against it, which petition is not dismissed within thirty (30) days, or (ii) be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy law, (c) a receiver or trustee of the property of Lessee shall be appointed by reason of Lessee’s insolvency or inability to pay its debts, or (d) any assignment shall be made of Lessee’s property for the benefit of its creditors, then and in any of such events, Lessor may terminate this Lease by written notice to Lessee and Lessor shall be entitled to recover damages in an amount equal to the then-present value of the basic rent reserved under Section 4 of this Lease for the remainder of the stated term hereof.

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d. If, more than twice in any calendar year, Lessee defaults in the payment of Rent and such default continues for ten (10) days after Lessor’s notice thereof to Lessee, or if Lessee defaults in the prompt and full performance of any other provision of this Lease, Lessor may, if Lessor so elects, but not otherwise, forthwith terminate this Lease and Lessee’s rights to possession of the Premises by written notice to Lessee and Lessor shall be entitled to recover damages in an amount equal to the then-present value of the basic rent reserved under Section 4 of this Lease for the remainder of the stated term hereof.

e. Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Lessee’s rights to possession without termination of the Lease, Lessee shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Lessor, and Lessee hereby grants to Lessor full and free license to enter into and upon the Premises in such event in accordance with applicable laws (including applicable court rules) and to repossess the Premises as of Lessor’s former estate and to expel or remove Lessee and any others who may be occupying or within the Premises and to remove any and all property therefrom, in accordance with applicable laws (including court rules), without being deemed guilty of trespass, eviction or forcible entry or detainer, and without relinquishing Lessor’s rights to rental or any other right given to Lessor hereunder or by operation of law.

f. If Lessee abandons the Premises or is otherwise in default of its obligations beyond the expiration of any applicable notice and cure period hereunder, Lessor may elect to terminate Lessee’s right to possession only, without terminating the Lease, and upon such termination of the Lessee’s right of possession, Lessor may at Lessor’s option enter into the Premises, remove Lessee’s property (not including retail merchandise) and other evidences of tenancy, without such entry and possession terminating the Lease or releasing Lessee, in whole or in part, from Lessee’s obligation to pay the rent hereunder for the full term, and in any such case, Lessee shall pay forthwith the Lessor a sum equal to the entire amount of the rent reserved under Section 4 of this Lease for the remainder of the stated term plus any other sums then due hereunder. Upon and after entry into possession without termination of this Lease, Lessor may, but need not, relet the Premises or any part thereof for the account of Lessee to any person, firm, or corporation other than Lessee for such rent for such time and upon such terms as Lessor in Lessor’s sole discretion shall determine. Lessor shall not be required to accept any tenant offered by Lessee or to observe any instruction given by Lessee about such reletting. In any case, Lessor may make repairs, alterations and additions in or to the Premises, and redecorate the same to the extent deemed by Lessor necessary or desirable, and Lessee shall, upon demand, pay the cost thereof, together with Lessor’s expenses of the reletting. If the consideration collected by Lessor upon any such reletting for Lessee’s account is not sufficient to pay monthly the full amount of the rent reserved in this Lease, together with the costs of repairs, alterations, additions, redecorating and Lessor’s expenses, Lessee shall pay to Lessor the amount of each monthly deficiency upon demand; and if the consideration so collected from any such reletting is more than sufficient to pay the full amount of the rent reserved herein, together with the costs and expenses of Lessor, Lessor at the end of the stated term of the Lease, shall account for the surplus to Lessee.

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g. In the event any lien upon Lessor’s title results from any act or neglect of Lessee, and Lessee fails to remove said lien within ten (10) days after Lessor’s notice to do so, Lessor may remove the lien by paying the full amount thereof or otherwise and without any investigation or contest of the validity thereof, and Lessee shall pay Lessor upon request the amount paid out by Lessor in such behalf, including Lessor’s costs, expenses and counsel fees.

h. In addition to the remedies enumerated herein, Lessor shall have the right to pursue any right or remedy to which Lessor is entitled, under applicable law, for any breach of this Lease.

i. Any and all costs or expenses incurred by Lessor including, without limitation, attorneys’ fees, in enforcing any of its rights or remedies under this Lease shall be deemed to be additional rent and shall be repaid to Lessor by Lessee upon demand.

j. Notwithstanding anything to the contrary herein, in any termination by Lessor of this Lease or of Lessee’s right of possession of the Premises, Lessor must pursue other opportunities to lease the Premises and act in a commercially reasonable manner in an effort to mitigate its damages and expenses.

26. NON-WAIVER OF DEFAULT. Waiver of any breach of the terms, conditions, or covenants of this lease or the nonperformance of the same for any particular time shall not be construed as a waiver of any succeeding breach of the same or another term, condition, or covenant hereof, and the consent, approval, or acquiescence by Lessor or Lessee to any breach shall not waive or render unnecessary such consent or approval to or of any subsequent similar breach.

27. HOLDING OVER. If Lessee holds over after termination of this lease, the tenancy thereafter shall be from month to month, subject to all terms, conditions and covenants of this lease unless otherwise agreed by the parties hereto, and Lessee shall pay rent therefor in an amount equal to 150% of the rate payable at the termination of this Lease unless otherwise agreed in writing by Lessor. Lessor’s acceptance of any rent after holding over begins does not renew this Lease. This provision does not waive Lessor’s rights of re-entry or any other right hereunder, or any right as made or provided by law.

28. RECORDING OF LEASE. Lessee shall not record this lease without written consent of Lessor, however, upon the request of either party hereto, the other party shall join in the execution of a memorandum or so called “short form” of this lease for the purpose of recordation in such form as required for recordation. Lessor, on its own behalf and on behalf of any succeeding Lessor, expressly and affirmatively waives any statutory right under North Carolina law to terminate this Lease upon the sale or other conveyance of the Premises due the length of the initial Term of this Lease and lack of a memorandum of lease being recorded in the applicable county records. The waiver contained in this Section 28 shall be binding on Lessor, its successors and assigns, and any purchaser of the Premises.

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29. ENTIRE AGREEMENT. This lease shall constitute the entire agreement of the parties hereto and any prior agreement between the parties relating to the Premises, whether written or oral, is merged herein and shall be of no separate force and effect and this lease shall only be changed, modified or discharged by agreement in writing signed by both parties hereto.

30. EXERCISE OF RIGHTS AND NOTICE. The exercise of any right or privilege or the giving of any notice by a party hereunder shall be effective upon actual receipt by any method or by mailing by registered or certified United States mail, return receipt requested, postage prepaid and properly addressed as follows:

a.	If to Lessor:

Grand Ventures, LLC

108 Brownlea Drive, Suite A

Greenville, NC 27858-1643

or at such other address as Lessor may designate by written notice; an

b.	If to Lessee:

Modern Mining Technology Corp.

5905 Triangle Drive

Raleigh, NC 27617

or to the Premises after Lessee has taken occupancy or at such other address as Lessee may designate by written notice.

31. APPLICABLE LAW. This lease shall be governed by, and construed in accordance with the laws of the state where the Premises is located. If any provision of this lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this lease shall not be affected thereby and each provision of the lease shall be valid and enforceable to the fullest extent permitted by law.

32. BENEFIT OF AGREEMENT. The terms, conditions and covenants contained in this lease shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, administrators, executors, representatives, successors and assigns.

33. SUBORDINATION TO MORTGAGE. This Lease is subject and subordinate at all times to the lien of any mortgage which may now or hereafter affect the Premises and to all renewals, modifications, amendments, consolidations, replacements, and extensions thereof. Lessee shall execute and deliver any instrument which may be reasonably required by the Lessor in confirmation of such subordination promptly upon the Lessor’s request. The Lessor, however, shall exercise its best efforts to arrange with the holder of any such underlying lease or mortgage for an agreement that if, by foreclosure or otherwise, such holder, or any successor in interest, shall come into possession of the leased property, or shall become the owner of the leased property, or shall take over the rights of the Lessor in the leased property, it will not disturb the possession, use, or enjoyment of the leased property by the Lessee, its successors or assigns, nor disaffirm this Lease or the Lessee’s rights or estate hereunder, so long as all of the obligations of the Lessee are fully performed in accordance with the terms of this Lease.

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34. ESTOPPEL CERTIFICATE. Lessee agrees within ten (10) days after request therefor by Lessor to execute in recordable form and deliver to Lessor a written certificate, certifying (a) that this Lease is in full force and effect, (b) the date of commencement of the term of this Lease and the amount of rental payable under the Lease, (c) that rent is paid currently without any off-set, reduction, claim or defense thereto, (d) the amount of rent, if any, paid in advance, (e) that there are no actions, whether voluntary or involuntary, pending against the Lessee under the bankruptcy laws of the United States or any similar state law, and (f) that there are no uncured defaults by Lessor or stating those claimed by Lessee, provided that in the case of the foregoing in clauses (a) through (f), in fact, such facts are accurate and ascertainable.

35. CAPTIONS. The captions contained in this agreement are for convenience of reference only, and they shall not be interpreted to affect the meaning of this agreement in any way.

36. SEPARATE COUNTERPARTS. This agreement may be executed in separate counterparts which shall collectively and separately be considered one and the same agreement.

37. LIMITED TERMINATION RIGHT: At anytime during the Lease term, Lessee shall have the right to terminate this Lease upon twelve (12) months’ prior written notice to Lessor (the “Termination Notice”). Lessee shall continue to pay monthly rent at the applicable monthly rate during such twelve (12) month notice period. After receipt of the Termination Notice, Lessor may terminate Lessee’s continued occupancy of the Premises upon one hundred twenty (120) days’ written notice to Lessee.

38. FINANCIAL STATEMENTS. Upon Lessor’s written request but in no event more than once per calendar year, Lessee shall promptly furnish to Lessor financial statements describing Lessee’s then current financial condition.

39. FIRST OPTION TO LEASE ADDITIONAL SPACE. During the Lease term, Lessor reserves the right to construct an addition on the Building in the grassy area lying south of the Premises (the “Additional Space”). In the event that Lessor constructs the Additional Space, Lessor shall notify Lessee in writing of such fact, and Lessee shall have thirty (30) days from receipt of written notice from Lessor (the “Notice Period”) to notify Lessor that it agrees to lease the Additional Space. If Lessee agrees to lease the Additional Space, then the lease for the Additional Space shall be on the same terms and conditions as the existing lease. The failure of Lessee to notify Lessor in writing of its agreement to lease the Additional Space before the end of the Notice Period shall constitute an election not to lease the Additional Space. In such event, Lessee shall execute a waiver of its first option to lease the Additional Space in a form acceptable to Lessor within ten (10) days after receipt of a written request from Lessor, and Lessor and Lessee will enter into an amendment to this Lease which equitably apportions the parking spaces, insurance premiums, property tax expense, maintenance obligations and utility expenses between the Premises and the new space constructed by Lessor.

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IN WITNESS WHEREOF, Lessor and Lessee have duly executed this lease as of the day and year first above written.

LESSOR:

Grand Ventures, LLC

By:	/s/ George S. Saad, Jr.,
George S. Saad, Jr., Manager

LESSEE:

Modern Mining Technology Corp.

By:	/s/ Jeet Basi
Jeet Basi, CEO

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EXHIBIT A

Legal Description

All that certain lot or parcel of land more particularly described as follows:

Lying and being in the City of Greenville, Winterville Township, Pitt County, North Carolina and the POINT OF BEGINNING is the intersection of the southern right-of-way line of Old Firetower Road (NCSR 2235) and the eastern right-of-way line of the County Home Road (NCSR 1725) and running from said POINT OF BEGINNING along the southern right-of-way line of Old Firetower Road N 82-53-04 East 106.66 feet to a point, thence N 81-45-29 East 77.00 feet to a point in the southern right-of-way line of Old Firetower Road, a corner; thence S 05-33- 14 East 300.35 feet to an iron pipe, a corner; thence S 84-09-14 West 164.22 feet to a point in the eastern right-of-way line of County Home Road, a corner; thence N 05-50-46 West 203.54 feet to a point in the eastern right-of-way line of County Home Road, thence N 16-23-56 West 92.95 feet to the POINT OF BEGINNING and being Lot 1 Rosemont Square as shown on that map entitled “Easement Map for Lanco, Inc.” prepared by Baldwin & Associates dated April 7, 1998, a copy of which is attached to the deed from Cherry Construction Company, Inc. to Burton Lumber Corporation recorded in Book 813, Page 623 of the Pitt County Registry.